Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-1 of SCG Financial Acquisition Corp. of our report, dated February 4, 2013, relating to the consolidated balance sheets of Reach Media Group Holdings, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and to the reference to our Firm under the caption “Experts”.

/s/ Frank, Rimerman + Co, LLP.

Palo Alto, California
June 28, 2013